Exhibit 10.20

English Translation

Service Transfer Agreement

Party A:	Beijing Sohu New Era Information Technology Co., Ltd.

Party B:	Beijing Gamease Age Digital Technology Co., Ltd.

Whereas:

1.	Party A and Beijing Fire Fox Digital Technology Co., Ltd. entered into a Tian Long Ba Bu (“TLBB”) Online Game Testing Operation Cooperation Agreement (No. 07-GNL-0647) (“Operation Agreement”) from May 1, 2007 to November 30, 2007 (“Testing Operation Term”). To perform the Operation Agreement, Party A shall provide the relevant game operation and maintenance services to game users. At the same time, Party A, through sales of prepaid cards, has collected the service fees paid by the game users.

2.	Party B and Beijing Fire Fox Digital Technology Co., Ltd. entered into a Technology Transfer Agreement (No. 07-FIN-0601) regarding the online game of TLBB on November 10, 2007, pursuant to which Party B would replace Beijing Fire Fox Digital Technology Co., Ltd. to become the copyright owner of the TLBB online game software and obtain all the rights on the TLBB online game including its software operation revenue. Party B decided to solely operate the TLBB online game as of December 1, 2007.

3.	Some of prepaid cards purchased by the game users before November 30, 2007 have not been used in full before November 30, 2007.

To maintain the game users’ interests in the TLBB online game during the Test Operation Term, Party A and Party B, after consultation, agree as follows:

1.	From December 1, 2007, Party B shall continue providing services to TLBB online game users who have already been developed by Party A. The quality and service level shall be no lower than that of Party A’s prior practice.

2.	Party B commits that the prepaid cards purchased by game users from Party A before November 30, 2007 shall still be effective and be used in the TLBB online game or other online games operated by Party B after December 1, 2007.

3.	In consideration of Party B’s commitment under Article 2 of this Agreement, Party A agrees to pay the following compensation to Party B to ensure that Party B has sufficient funds to service the online game users developed by Party A during the Test Operation Term after December 1, 2007:

(1)	As of November 30, 2007, the amount in RMB corresponding to the remaining uncharged points in prepaid cards sold by Party A;

English Translation

(2)	As of November 30, 2007, the amount in RMB corresponding to the Yuanbao exchanged by game users from points of prepaid cards, which have not been used to purchase the virtual items;

(3)	As of November 30, 2007, the amount in RMB corresponding to the virtual items purchased by game users which are still in effective terms. However, the value of the virtual items shall be determined by the ratio between the remaining term after November 30, 2007, and its whole effective term. The term for a permanent item shall be six (6) months as its whole effective term; and

(4)	The amount in RMB corresponding to the above points, Yuanbao and virtual items shall be determined by the standard price deducted by the channel costs and business taxes.

4.	Party A shall pay to Party B a transfer service compensation in the amount of RMB 46,815,931.52 in accordance with Article 2 of this Agreement within six (6) months after the effective date of this Agreement.

5.	This Agreement shall take effect upon the execution by the Parties; this Agreement shall have four (4) original copies, each Party shall hold two (2) copies.

6.	Any dispute arising out of this Agreement shall be settled by amicable consultations. If the dispute could not be settled through consultation, either Party may submit the dispute to a jurisdictional People’s Court in China.

Party A: Beijing Sohu New Era Information Technology Co., Ltd.

(Seal)

Party B Beijing Gamease Age Digital Technology Co., Ltd.

(Seal)